Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028
Post Properties Announces Third Quarter 2008 Earnings
Investor/Analyst Conference Call Scheduled for November 4, 2008 at 10:00 a.m. ET
ATLANTA, November 3, 2008 — Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $25.2 million for the third quarter of 2008, compared to $9.1 million for the third quarter of 2007. On a diluted per share basis, net income available to common shareholders was $0.57 for the third quarter of 2008, compared to $0.21 for the third quarter of 2007.
The Company’s net loss attributable to common shareholders was $(1.0) million for the nine months ended September 30, 2008, compared to net income available to common shareholders of $93.7 million for the nine months ended September 30, 2007. On a diluted per share basis, the Company’s net loss attributable to common shareholders was $(0.02) for the nine months ended September 30, 2008, compared to net income available to common shareholders of $2.12 for the nine months ended September 30, 2007.
The Company’s net income available to common shareholders for the three months ended September 30, 2008 included (i) casualty losses of approximately $2.8 million relating to preliminary estimates of the damage sustained at its Houston, Texas properties as a result of Hurricane Ike and (ii) severance charges of approximately $2.2 million associated with the elimination of certain employment positions during the quarter.
The Company’s net loss attributable to common shareholders for the nine months ended September 30, 2008 included (i) non-cash impairment charges of approximately $28.9 million, (ii) hurricane casualty losses of approximately $2.8 million, (iii) severance charges of approximately $2.6 million and (iv) charges of approximately $8.2 million relating to the process, no longer underway, to seek a potential sale of the Company.
The Company’s reported net income (loss) available to common shareholders included net gains on the sales of apartment communities (including minority interest) of $23.5 million and $25.8 million for the three and nine months ended September 30, 2008, respectively, and $72.0 million (including a proportionate 75% gain on the sale of a 75% interest in two apartment communities to a joint venture) for the nine months ended September 30, 2007.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the third quarter of 2008 was $16.1 million, or $0.36 per diluted share, compared to FFO of $23.9 million, or $0.53 per diluted share, for the third quarter of 2007. The Company’s reported FFO for the third quarter of 2008 included severance charges and hurricane casualty losses discussed above totaling approximately $5.0 million, or $0.11 per diluted share.
FFO for the nine months ended September 30, 2008 totaled $17.4 million, or $0.39 per diluted share, compared to $66.7 million, or $1.49 per diluted share, for the nine months ended September 30, 2007. The Company’s reported FFO for the nine months ended September 30, 2008 included non-cash impairment charges, severance charges, hurricane casualty losses and charges relating to the sales process discussed above totaling approximately $42.5 million, or $0.95 per share. The Company’s reported FFO for the nine months ended September 30, 2007 included net gains of approximately $3.9 million, or $0.09 per diluted share, on the sale of land sites in Atlanta, Georgia and Dallas, Texas.
Said David P. Stockert, President and CEO of Post Properties, “For several months, we have been positioning the Company to weather current conditions in capital markets and the economy, taking steps to build liquidity, bolster the balance sheet, reduce costs and manage risks. While we expect economic conditions to remain challenging for some time, we also believe we can use this period to strengthen our competitive position in order to take advantage of future opportunities.”
Mature (Same Store) Community Data
Average economic occupancy at the Company’s 36 mature (same store) communities, containing 13,693 apartment units, was 95.3% for the third quarters of 2008 and 2007.

Total revenues for the mature communities increased 0.9% during the third quarter of 2008, compared to the third quarter of 2007, and operating expenses increased 0.3%, producing a 1.2%, or $0.4 million, increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 1.0% during the third quarter of 2008, compared to the third quarter of 2007.
On a sequential basis, total revenues for the mature communities increased 0.9% and operating expenses decreased 2.6% producing a 3.3%, or $1.0 million, increase in same store NOI for the third quarter of 2008, compared to the second quarter of 2008. On a sequential basis, the average monthly rental rate per unit decreased 0.2%. For the third quarter of 2008, average economic occupancy at the mature communities was 95.3%, compared to 93.8% for the second quarter of 2008.
For the nine months ended September 30, 2008 and 2007, average economic occupancy at the Company’s mature communities was 94.5%.
Total revenues for the mature communities increased 2.1% during the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007, and operating expenses increased 3.6% producing a 1.1%, or $1.0 million, increase in same store NOI. The average monthly rental rate per unit increased 2.1% during the nine months ended September 30, 2008, compared to the nine months ended September 30, 2007.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.
Cost Savings Activity
During the nine months ended September 30, 2008, the Company eliminated 40 employment positions, which resulted in severance charges of approximately $2.6 million. The employment positions eliminated related to property management, landscaping, corporate and development functions. The Company currently expects that the employment positions eliminated during the nine months ended September 30, 2008, along with other positions eliminated through attrition, will reduce total overhead costs prospectively on an annual basis by approximately $4 million.
Disposition, Development and Other Investment Activity
Disposition Activity
In August 2008, the Company closed the sale of its Post Oglethorpe® apartment community located in Atlanta, Georgia for a gross sales price of approximately $38.5 million. Post Oglethorpe® is a 250-unit garden-style apartment community located in the Brookhaven area of Atlanta and was completed in 1994.
In October 2008, the Company closed the sale of its Post Woods® apartment community located in Atlanta, Georgia for a gross sales price of approximately $52.8 million. Post Woods® is a 494-unit garden-style apartment community located in the Cumberland/Vinings area of Atlanta and was completed in phases in the 1970’s and early 1980’s.
The Company continues to market for sale six other apartment communities. Gross proceeds that may potentially be realized by the Company from the sales of these six communities are currently expected to be approximately $360 million, although current deteriorating conditions in the global capital markets and the U.S. economy may adversely affect the Company’s ability to sell assets. As a result, there can be no assurance that the potential gross proceeds will be realized by the Company or that these assets will be sold.
Development Activity
As of September 30, 2008, the Company’s aggregate pipeline of development projects under construction totaled approximately $541.5 million (including the Company’s share, net of joint venture partner interests, of $507.2 million). As of the same date, approximately $265.8 million of estimated construction costs remained to be funded by the Company (or approximately $219.0 million, excluding committed construction loan financing and escrow deposits held by the construction lender). The Company expects to fund future estimated construction expenditures primarily by utilizing available cash equivalents and borrowing capacity under its unsecured revolving lines of credit totaling approximately $707 million as of October 31, 2008.
In response to deteriorating conditions in the global capital markets and the U.S. economy, the Company has deferred substantive activities on its pre-development pipeline. At present, management believes that the timing of future development starts will depend largely on the stabilization of capital market conditions and the U.S. economy, which it believes will influence conditions in employment and the local real estate markets, the Company’s ability to generate asset sales proceeds and its ability to attract potential construction loan financing and joint venture equity to fund future development. Until such time as substantive development activities re-commence or certain land positions are sold, the Company expects that operating results will be adversely impacted by costs of carrying land held for future development or sale.
Apartment Community Renovation and Remediation Activity
The Company is currently undertaking substantial renovations and re-leasing of two apartment communities, Post Peachtree Hills® in Atlanta, Georgia and Post Heights™ in Dallas, Texas, containing a total of 668 units. The Company believes that the long-term value of these communities will be enhanced as a result of the renovations; however, operating results at these communities is affected negatively by increased vacancy during the renovation period. The renovation of these communities began earlier in 2008. As of September 30, 2008, the Company had completed the renovation of 298 units (44.6% of the total) at these communities.
In addition, the Company is underway with an initiative to engage third-party engineers and consultants to inspect and evaluate each of its communities that have stucco exteriors or exterior insulation finishing systems (“EIFS”) for potential water penetration and other related issues. At this early stage of the process, the Company has preliminarily determined that varying levels of remediation and improvements may be required to be performed at approximately 30 properties in its portfolio containing a total of approximately 11,000 units. The Company preliminarily estimates that the aggregate cost of this initiative could be in the range of $40 million to $45 million to complete the scope of the remediation and improvements, although the scope and cost will vary considerably among individual properties. The work is currently expected to be completed between now and the end of 2010 and may include, but not be limited to, remediation, improvements and replacements of exterior stucco and EIFS siding, windows and doors, roofing and gutters, exterior sealants and coatings. There can be no assurance that the scope of work or the Company’s preliminary estimates of costs will not change in the future. In addition, depending on the scope of work ultimately required, the Company may be required to record charges in future periods related to these remediation efforts.
Condominium Activity
The Company recognized approximately $0.2 million of incremental losses on sales of 30 condominium homes, net of minority interest, in FFO during the third quarter of 2008, compared to incremental gains of approximately $2.9 million, or $0.06 per diluted share, on sales of 84 condominium homes during the third quarter of 2007.
During the third quarter of 2008, the Company’s joint venture development project at 3630 Peachtree Road in Atlanta, Georgia entered into a licensing agreement with the Ritz-Carlton Hotel Company, L.L.C. (“Ritz-Carlton”) to sell its luxury condominium residences under the brand name, The Ritz-Carlton Residences, Atlanta, Buckhead. This condominium development commenced construction in the third quarter of 2007, and expects to begin delivering units in the fourth quarter of 2009. Pre-sales activities at the project are expected to commence in the fourth quarter of 2008. In connection with entering into the licensing agreement with Ritz-Carlton, the Company made an additional investment in the joint venture totaling $15.5 million for which it received a preferred equity interest.
Financing Activity
In October 2008, the Company closed six, cross-collateralized secured mortgage loans. The mortgage loans have an aggregate principal amount of approximately $184.7 million, require fixed, interest-only payments at 6.09% and mature in six years on November 1, 2014. The mortgage loans are also pre-payable without penalty beginning after October 2012.
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 42.7% at September 30, 2008, and variable rate debt as a percentage of total debt was 20.9% as of that same date. As of October 31, 2008, the Company had outstanding borrowings of approximately $29.6 million on its combined

$630 million unsecured lines of credit and held available cash equivalents of approximately $110 million.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Fourth Quarter and Full Year 2008 Same Store NOI Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment market and general economic conditions as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
For the fourth quarter of 2008, the Company expects that same store NOI will decrease in the range of 3.1% to 4.2%, compared to the fourth quarter of 2007, based on:
— A decrease in year-over-year same store revenue of 0.2% to 0.7%
— An increase in year-over-year same store operating expenses of 4.5% to 5.0%.
The Company also expects that sequential same store NOI will increase (decrease) in the fourth quarter of 2008 in the range of (0.5)% to 0.6%, compared to the third quarter of 2008, based on:
— A decrease in sequential same store revenue of 1.9% to 2.4%
— A decrease in sequential same store operating expenses of 5.2% to 5.6%.
For the full year of 2008, the Company expects that same store NOI will increase (decrease) in the range of (0.2)% to 0.1%, compared to the full year of 2007, based on:
— An increase in year-over-year same store revenue of 1.4% to 1.5%
— An increase in year-over-year same store operating expenses of 3.7% to 3.8%.
The Company’s same store operating expense and NOI estimates above reflect certain reclassifications in property operating expenses that the Company intends to begin reporting for the fourth quarter and full year of 2008. Prior periods will be reclassified to conform to the amended current year presentation. Reclassified operating expenses relate primarily to relief and preventive maintenance engineers, collection personnel, certain property related advertising, and property level performance based awards. These expenses have been included in corporate property management expenses, but starting in the fourth quarter, will be directly allocated to the Company’s properties. The Company has provided supplemental quarterly information for 2007 and 2008 relating to amended property operating and maintenance expenses in Table 6 on page 31 of its Supplemental Financial Data.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations — The Company uses FFO as an operating measure. The Company uses the NAREIT definition of

FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations — The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements and strategic review costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income — The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures — The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios — The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy — The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, November 4, at 10:00 a.m. ET. The telephone numbers are 888-609-5689 for US and Canada callers and 913-312-1443 for international callers. The access code is 5410278. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under Investor Information/Event Calendar. The replay will begin at 1:00 p.m. ET on November 4, and will be available until Monday, November 10, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 5410278. A replay of the call also will be archived on Post’s website under Investor Information/Audio Archives. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 21,396 apartment units in 59 communities, including 1,747 apartment units in five communities held in unconsolidated entities, 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 506 for-sale condominium homes in four communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include expectations with respect to the Company’s anticipated development and sales activities (including projected sales proceeds and the anticipated use therefrom as well as the projected costs, timing and anticipated potential sources of financing of projected future development activities), anticipated renovation projects, anticipated costs and timing to remediate and improve apartment communities with stucco and EIFS exteriors, anticipated overhead reductions and anticipated fourth quarter and full year 2008 same store NOI operating results. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results and its expectations with respect to strategies to enhance shareholder value to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2007, as amended and in previous filings with the SEC; future conditions in the global capital markets, including changes in the availability of credit and liquidity; future local and national economic conditions, including changes in levels of employment, interest rates, the availability of mortgage and other financing and related factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; the Company’s ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities; the Company’s ability to obtain construction loan financing to fund development activities; uncertainties associated with the Company’s condominium conversion and for-sale housing business; uncertainties associated with loss of personnel in connection with the Company’s reduction of corporate and property development and management overhead; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2007, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
OPERATING DATA
Revenues from continuing operations	$67,843	$66,410	$200,172	$195,243
Net income (loss) available to common shareholders	$25,167	$9,140	$(1,029)	$93,729
Funds from operations available to common shareholders and unitholders (Table 1)	$16,136	$23,875	$17,405	$66,669

Weighted average shares outstanding — diluted	44,047	44,101	43,976	44,166
Weighted average shares and units outstanding — diluted	44,340	44,709	44,306	44,801

PER COMMON SHARE DATA — DILUTED
Net income (loss) available to common shareholders	$0.57	$0.21	$(0.02)	$2.12

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.36	$0.53	$0.39	$1.49

Dividends declared	$0.45	$0.45	$1.35	$1.35

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 135 and 275 shares and units for the three and nine months ended September 30, 2008, respectively. Such dilutive securities were antidilutive to the income (loss) per share computations for the three and nine months ended September 30, 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such periods.

Table 1
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss) available to common shareholders	$25,167	$9,140	$(1,029)	$93,729
Minority interest of common unitholders — continuing operations	(14)	41	(298)	923
Minority interest in discontinued operations	212	66	290	446
Depreciation on wholly-owned real estate assets, net	14,569	16,306	45,851	49,319
Depreciation on real estate assets held in unconsolidated entities	347	322	1,042	822
Gains on sales of real estate assets	(23,996)	(5,372)	(28,058)	(85,031)
Incremental gains (losses) on condominium sales (1)	(149)	3,376	(393)	6,540
Gains on sales of real estate assets — unconsolidated entities	—	(8)	—	(171)
Incremental gains on condominium sales — unconsolidated entities (1)	—	4	—	92

Funds from operations available to common shareholders and unitholders	$16,136	$23,875	$17,405	$66,669

Funds from operations — per share and unit — diluted (2)	$0.36	$0.53	$0.39	$1.49

Weighted average shares and units outstanding — diluted (2)	44,475	44,709	44,581	44,801

(1)	For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 17 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 135 and 275 shares and units for the three and nine months ended September 30, 2008, respectively. Such dilutive securities were antidilutive to the income (loss) per share computations for the three and nine months ended September 30, 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such periods

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2008	2007	2008	2008	2007
Total same store NOI	$31,189	$30,812	$30,190	$92,103	$91,069
Property NOI from other operating segments	3,848	3,258	2,625	8,777	7,973

Consolidated property NOI	35,037	34,070	32,815	100,880	99,042

Add (subtract):
Interest income	96	189	61	367	652
Other revenues	261	171	235	735	416
Minority interest in consolidated property partnerships	52	(452)	427	113	(1,146)
Depreciation	(14,979)	(14,522)	(14,386)	(43,628)	(43,248)
Interest expense	(11,471)	(10,658)	(10,112)	(31,739)	(32,566)
Amortization of deferred financing costs	(869)	(828)	(859)	(2,579)	(2,469)
General and administrative	(4,461)	(4,761)	(4,956)	(15,265)	(16,168)
Investment and development	(1,834)	(2,007)	(1,356)	(4,648)	(5,512)
Strategic review costs	—	—	(2,091)	(8,161)	—
Impairment, severance and other charges	(5,002)	—	(29,300)	(34,302)	—
Gains on sales of real estate assets, net	476	5,061	(368)	2,227	71,506
Equity in income of unconsolidated real estate entities	260	402	420	1,081	1,216
Other income (expense)	534	(262)	66	426	(784)
Minority interest of common unitholders	14	(41)	238	298	(923)

Income (loss) from continuing operations	(1,886)	6,362	(29,166)	(34,195)	70,016
Income from discontinued operations	28,962	4,687	4,103	38,894	29,441

Net income (loss)	$27,076	$11,049	$(25,063)	$4,699	$99,457

Table 3
Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market
(In thousands)

	Three Months Ended			Q3 ’08	Q3 ’08	Q3 ’08
	September 30,	September 30,	June 30,	vs. Q3 ’07	vs. Q2 ’08	% Same
	2008	2007	2008	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$15,075	$14,898	$14,969	1.2%	0.7%
Dallas	10,435	10,182	10,320	2.5%	1.1%
Washington, D.C.	8,999	8,935	8,991	0.7%	0.1%
Tampa	7,141	7,395	7,101	(3.4)%	0.6%
Charlotte	4,937	4,909	4,912	0.6%	0.5%
Houston	3,134	3,007	3,070	4.2%	2.1%
Austin	1,299	1,229	1,231	5.7%	5.5%
Orlando	1,017	1,033	991	(1.5)%	2.6%

Total rental and other revenues	52,037	51,588	51,585	0.9%	0.9%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	6,300	6,327	6,072	(0.4)%	3.8%
Dallas	4,485	4,404	4,830	1.8%	(7.1)%
Washington, D.C.	3,173	3,042	3,023	4.3%	5.0%
Tampa	2,869	3,116	3,187	(7.9)%	(10.0)%
Charlotte	1,585	1,597	1,813	(0.8)%	(12.6)%
Houston	1,436	1,309	1,519	9.7%	(5.5)%
Austin	575	560	566	2.7%	1.6%
Orlando	425	421	385	1.0%	10.4%

Total	20,848	20,776	21,395	0.3%	(2.6)%

Net operating income
Atlanta	8,775	8,571	8,897	2.4%	(1.4)%	28.1%
Dallas	5,950	5,778	5,490	3.0%	8.4%	19.2%
Washington, D.C.	5,826	5,893	5,968	(1.1)%	(2.4)%	18.7%
Tampa	4,272	4,279	3,914	(0.2)%	9.1%	13.7%
Charlotte	3,352	3,312	3,099	1.2%	8.2%	10.7%
Houston	1,698	1,698	1,551	0.0%	9.5%	5.4%
Austin	724	669	665	8.2%	8.9%	2.3%
Orlando	592	612	606	(3.3)%	(2.3)%	1.9%

Total same store NOI	$31,189	$30,812	$30,190	1.2%	3.3%	100.0%

Average rental rate per unit
Atlanta	$1,152	$1,134		1.6%
Dallas	1,078	1,048		2.9%
Washington, D.C.	1,769	1,747		1.3%
Tampa	1,250	1,310		(4.6)%
Charlotte	1,188	1,181		0.6%
Houston	1,266	1,192		6.2%
Austin	1,351	1,297		4.2%
Orlando	1,345	1,434		(6.2)%
Total average rental rate per unit	1,244	1,232		1.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Average Rental Rate per Unit by Market
(In thousands)

	Nine months ended
	September 30,	September 30,
	2008	2007	% Change
Rental and other revenues
Atlanta	$44,831	$43,577	2.9%
Dallas	30,787	29,501	4.4%
Washington, D.C.	26,854	26,388	1.8%
Tampa	21,424	22,063	(2.9)%
Charlotte	14,633	14,366	1.9%
Houston	9,235	8,745	5.6%
Austin	3,769	3,619	4.1%
Orlando	3,022	3,118	(3.1)%

Total rental and other revenues	154,555	151,377	2.1%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	18,145	17,835	1.7%
Dallas	13,816	12,715	8.7%
Washington, D.C.	9,236	8,801	4.9%
Tampa	9,033	9,013	0.2%
Charlotte	4,964	4,811	3.2%
Houston	4,289	3,929	9.2%
Austin	1,734	1,770	(2.0)%
Orlando	1,235	1,434	(13.9)%

Total	62,452	60,308	3.6%

Net operating income
Atlanta	26,686	25,742	3.7%
Dallas	16,971	16,786	1.1%
Washington, D.C.	17,618	17,587	0.2%
Tampa	12,391	13,050	(5.0)%
Charlotte	9,669	9,555	1.2%
Houston	4,946	4,816	2.7%
Austin	2,035	1,849	10.1%
Orlando	1,787	1,684	6.1%

Total same store NOI	$92,103	$91,069	1.1%

Average rental rate per unit
Atlanta	$1,149	$1,123	2.3%
Dallas	1,071	1,036	3.4%
Washington, D.C.	1,766	1,728	2.2%
Tampa	1,277	1,308	(2.4)%
Charlotte	1,187	1,159	2.4%
Houston	1,248	1,173	6.4%
Austin	1,334	1,270	5.0%
Orlando	1,373	1,427	(3.8)%
Total average rental rate per unit	1,244	1,219	2.1%

Table 4
Computation of Debt Ratios
(In thousands)

	As of September 30,
	2008	2007
Total real estate assets per balance sheet	$2,123,061	$2,140,680
Plus:
Company share of real estate assets held in unconsolidated entities	113,210	73,515
Company share of accumulated depreciation — assets held in unconsolidated entities	6,499	4,747
Accumulated depreciation per balance sheet	514,029	555,440
Accumulated depreciation on assets held for sale	86,383	21,744

Total undepreciated real estate assets (A)	$2,843,182	$2,796,126

Total debt per balance sheet	$1,043,418	$1,070,994
Plus:
Company share of third party debt held in unconsolidated entities	74,928	47,647

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,118,346	$1,118,641

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	39.3%	40.0%

Total debt per balance sheet	$1,043,418	$1,070,994
Plus:
Company share of third party debt held in unconsolidated entities	74,928	47,647
Preferred shares at liquidation value	95,000	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,213,346	$1,213,641

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	42.7%	43.4%